   As filed with the Securities and Exchange Commission on October 25, 2000
                                                            File No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                        SUPERCONDUCTOR TECHNOLOGIES INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                      77-0158076
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)

                                 460 WARD DRIVE
                          SANTA BARBARA, CA 93111-2310
                                 (805) 683-7646
                    (Address of Principal Executive Offices)

                          ----------------------------

          M. PETER THOMAS                    Copies of communications sent to:
PRESIDENT AND CHIEF EXECUTIVE OFFICER
  SUPERCONDUCTOR TECHNOLOGIES INC.             DANIEL G. CHRISTOPHER, ESQ.
          460 WARD DRIVE                             GUTH/CHRISTOPHER LLP
   SANTA BARBARA, CA 93111-2310            10866 WILSHIRE BOULEVARD, SUITE 1250
         (805) 683-7646                       LOS ANGELES, CALIFORNIA 90024
(Name and address of agent for service)               (310) 474-8809

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions and the potential selling stockholders.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE                        TO BE             OFFERING PRICE           AGGREGATE            AMOUNT OF
REGISTERED                                    REGISTERED(1)         PER SHARE(2)        OFFERING PRICE(2)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share        5,121,508               $12.25               $62,738,473            $16,563
================================================================================================================================

(1) Represents shares of Common Stock which may be offered pursuant to this Registration Statement, which shares are issuable upon conversion of 37,500 shares of Series E Convertible Preferred Stock and upon exercise of the related warrants. For purposes of determining the number of shares of Common Stock to be included in this Registration Statement, the Company included 3,554,656 shares of Common Stock, which represents the maximum number of shares of Common Stock that is issuable in connection with the conversion of the Company's Series E Convertible Preferred Stock, plus 1,566,852 shares of Common Stock, which represents 150% of the number of shares of Common Stock issuable upon exercise of the warrants as of the date hereof. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series E Convertible Preferred Stock and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
(2) Pursuant to Rule 457(c), calculated on the basis of the average of the high ($13.25) and low ($11.25) per share sale prices of the Registrant's common stock on Nasdaq National Market on October 20, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.





                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 2000


                     UP TO 5,121,508 SHARES OF COMMON STOCK


     The stockholder listed in the table on page 14 may use this prospectus from time to time to offer for sale up to 5,121,508 shares of our common stock. The shares of common stock covered by this prospectus consist of up to 3,554,656 shares of common stock issuable upon the conversion of shares of our Series E Convertible Preferred Stock and up to 1,566,852 shares of common stock issuable upon the exercise of related warrants to purchase common stock. The selling stockholder acquired the preferred stock and warrants from us in a private placement. See "Selling Stockholder" beginning on page 14.

     INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     We are not offering any shares of common stock to the public and will not directly receive any proceeds from the sale of shares under this prospectus. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares. If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

     Our common stock is traded on the NASDAQ National Market under the symbol "SCON." On October 20, 2000, the closing sale price of our common stock on the NASDAQ National Market was $11.5625 per share. Our principal executive offices are located at 460 Ward Drive, Santa Barbara, California 93111-2310, telephone number (805) 683-7646.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is October 25, 2000.

                                TABLE OF CONTENTS

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                                                                               PAGE
                                                                               ----
The Company..........................................................             1
Risk Factors.........................................................             2
Use of Proceeds......................................................            14
Selling Stockholder..................................................            14
Plan of Distribution.................................................            15
Special Note Regarding Forward-Looking Statements....................            16
Legal Matters........................................................            16
Experts..............................................................            16
Where You Can Find More Information                                              17
Documents Incorporated by Reference..................................            17


                                   THE COMPANY

     We design, manufacture and sell highly selective and sensitive filter systems for the wireless telecommunications industry. We generate commercial revenues primarily from sales of our SuperFilter product line which combines specialized, high-temperature superconducting filters with a proprietary cryogenic cooler (and, in many cases, a low noise amplifier) in a highly compact system. Our filter systems enable wireless telecommunication service providers to improve the quality of voice and data transmissions over their networks.

     High-temperature superconductors are materials that have the ability to conduct electrical energy with little or no resistance when cooled below "critical" temperatures. We capitalized on the unique properties of high-temperature superconductors to develop our SuperFilter product line. When incorporated into wireless base stations, the SuperFilter products enhance call quality through improved receiver sensitivity and reduced interference.

     We began a transition from research and development to commercial production and successfully delivered our first SuperFilter TWO-Pak products in late 1997. We introduced the TWO-Pak SuperFilter for application in the AMPS/B segment of the cellular market and later introduced the TWO-Pak SuperFilter for the AMPS/A segment of the cellular market. We have since added the SIX-Pak SuperFilter for both A Band and B Band in order to enhance network performance in urban areas. We continue to add new products to our SuperFilter line and announced a new family of PCS products for the U.S. market in September of 2000 with field trials scheduled for late 2000 or early 2001.

     A critical component of all superconducting applications is the cryogenic cooling system. We developed a proprietary cryogenic cooler, which, in addition to being integrated into our SuperFilter systems, has other potential applications. These other applications include medical products, cold computing to increase the processing speed of computers and components of various kinds of instrumentation.

     We also built our own direct sales and marketing teams. Our initial sales and marketing efforts were directed primarily at rural and suburban cellular providers because we believed they were likely to be early adopters of our product. Our products address the critical needs of these service providers: coverage and call quality. We now market our SuperFilter products to the urban market and have begun marketing internationally.

     The augmented SuperFilter product line and increased sales activities resulted in multiple product orders in 1998, 1999 and 2000. We conducted field trials of our products with more than 40 cellular service providers, including nine of the top ten carriers in the country. As a result, we shipped 83 SuperFilter systems in 1998, 123 SuperFilter systems in 1999 and 127 SuperFilter systems during the six months ended July 1, 2000. In order to prove the economic benefits of the product, we continue to actively conduct numerous demonstrations and field trials in the United States and in Latin America.

     We built a new 18,000 square foot state of the art manufacturing facility in Santa Barbara in 1998. Currently, this facility, along with the manufacturing equipment and tooling procured, has the capacity to produce up to five SuperFilter products a day. Operating units within this facility are capable of producing all the critical components of our products including superconducting filters, cryogenic coolers, cryogenic packaging and final enclosures, as well as system assembly and test, quality and material control functions.

     Since our formation in 1987, we have received approximately $58.5 million in revenue from government research and development contracts through July 1, 2000. These research and development projects generated much of the technology used in our commercial products. We continue to secure government contracts, primarily to fund further research and development efforts, and to address potential wireless product opportunities in the government sector.

     Our principal executive offices are located at 460 Ward Drive, Santa Barbara, California 93111-2310, and our telephone number is (805) 683-7646.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. The risks described below are not the only ones that may impact us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have an adverse impact on us. Among other things, this prospectus contains forward-looking statements that are based on certain assumptions about the future. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statements. These differences could be material.

RISKS RELATING TO OUR COMMERCIAL PRODUCTS BUSINESS

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE OR GENERATE ENOUGH CASH FROM OPERATIONS TO SUPPORT OUR BUSINESS PLAN.

     We have experienced significant net losses and negative cash flows from operations in each our last five fiscal years. We had an accumulated deficit of $47.1 million as of December 31, 1999 and $54.9 million as of July 1, 2000. We expect to continue to incur significant net losses for at least the next year and must significantly increase our revenues to achieve and maintain profitability. If we fail to increase revenues from sales of our SuperFilter products, we will continue to experience losses indefinitely.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO TRANSITION OUR BUSINESS TO FOCUS PRIMARILY ON COMMERCIAL MARKETS.

     We have derived substantially all of our historical revenues from research and development contracts with the United States Department of Defense and other U.S. government agencies. We believe that any future growth we may experience will depend on our ability to further our transition to developing, marketing and manufacturing products for the commercial marketplace. Because there are substantial differences between the requirements for a government contracting business and a technology product business, we face a number of challenges arising from our transition. We cannot assure you that we will be successful in this effort. In particular, we must implement an effective sales and marketing strategy and volume manufacturing capability, neither of which was required to support our research and development services business. If we are unable to effectively transition our business to commercial markets, or if we experience delays or increased costs resulting from our efforts in this area, our business will be harmed.

WE HAVE LIMITED EXPERIENCE EVALUATING COMMERCIAL MARKETS FOR WIRELESS NETWORK INFRASTRUCTURE PRODUCTS, WHICH MAKES IT DIFFICULT TO DETERMINE OUR CURRENT AND FUTURE BUSINESS PROSPECTS.

     As a result of our recent entry into the commercial wireless market, we have limited insight into trends that may emerge and affect our business. Our future operating results will depend upon the increased availability and acceptance of wireless communications services. We cannot assure you that the volume and variety of wireless services or the markets for or acceptance of such services will grow, or that such growth will create a demand for our products. If the wireless communications market fails to grow, or grows more slowly than we anticipate, then the market for wireless network infrastructure products such as ours may not grow in accordance with our expectations, which will harm our business. Additionally, the market for wireless network infrastructure products is rapidly evolving. We face many of the same challenges encountered by early-stage businesses in new and rapidly evolving markets. These factors may lead us to make errors in predicting and reacting to relevant business trends, which could harm our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS AND PRODUCT ENHANCEMENTS IN A TIMELY AND COST-EFFECTIVE MANNER.

     We expect that the wireless network infrastructure market will continue to be characterized by rapid technological change. Our success depends on our ability to develop and introduce new products and product enhancements that respond to technological changes and evolving industry standards on a timely and cost-effective basis. We have in the past experienced, and may in the future experience, delays in developing our products. We cannot assure you that we will be able to develop new products or product enhancements in a timely or cost-effective manner, or at all. Any failure to develop new products or product enhancements will significantly harm our business.

     Our success in developing new products and product enhancements will depend on a variety of factors, some of which are beyond our control. These factors include:

     o    the timely and efficient completion of system design;
     o the timely and efficient implementation of assembly, calibration and test processes; and
     o    the availability of limited source components.

OUR FUTURE GROWTH DEPENDS ON THE COMMERCIAL SUCCESS OF OUR SUPERFILTER PRODUCTS, AND IF THESE PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS WILL BE HARMED.

     Our future success depends upon the degree to which our SuperFilter products are accepted by wireless network operators. We believe that substantially all of our revenue growth for the foreseeable future will be derived from sales of our SuperFilter systems. We introduced our first commercial product, the SuperFilter system, in September 1997, and we have only limited experience in marketing and manufacturing these products. We have devoted a significant portion of our resources to the development and perfection of our 2.5G and 3G wireless products. If our current and future products fail to meet the needs of our target customers, or of they do not compare favorably in price and performance to alternative solutions offered by our competitors, our revenues will not grow. The failure of our products to satisfy our customers' requirements could delay or prevent the adoption of our products. We cannot predict with any degree of assurance whether our current or future products will achieve broad market acceptance, and, if our target customers fail to widely adopt, purchase and successfully deploy our products, our business will be harmed.

A NUMBER OF FACTORS MAY CAUSE OUR FINANCIAL RESULTS TO FLUCTUATE AND CAUSE OUR STOCK PRICE TO DECLINE.

     We expect that our financial results will fluctuate significantly in the future as a result of our commercial products business. We base our operating expenses on anticipated commercial product revenue trends, and, therefore, a significant portion of our expenses are fixed in the short term in anticipation of these revenue trends. As a result, any delay in generating or recognizing commercial product revenues could cause our operating results to fall below the expectations of securities analysts and investors, which would likely cause our share price to decline. Factors that may cause our stock price to fluctuate include:

     o    our gain or loss of significant customers;
     o    our ability to increase sales to existing customers;
     o    delays in customer orders;
     o    our ability to reduce manufacturing costs;
     o    our ability to manufacture at acceptable quality levels;
     o our ability to introduce new filter products or enhancements to our existing SuperFilter products;
     o commercial market acceptance of new products introduced by us or our competitors;
     o our introduction and enhancement of competitive or substitute products by our competitors; and
     o    limitations in our existing and future manufacturing capacity.

WE DEPEND ON A LIMITED NUMBER OF WIRELESS NETWORK OPERATORS FOR SUBSTANTIALLY ALL OF OUR COMMERCIAL REVENUES, AND THE LOSS OF A CUSTOMER OR A DELAY IN AN ORDER COULD HARM OUR BUSINESS.

     Seven customers have accounted for substantially all of our commercial sales to date. Our two largest customers accounted for 71% of our gross commercial product revenues in the year ended December 31, 1999. Our three largest customers accounted for 80% of our gross commercial product revenues for the six months ended July 1, 2000. We expect that we will continue to derive a substantial portion of our commercial net revenues from a relatively small number of customers in future years. As a result, the loss of, or reduced orders from any of our customers could harm our financial results and cause our stock price to decline.

THE WIRELESS COMMUNICATION INDUSTRY IS HIGHLY CONCENTRATED, WHICH LIMITS THE NUMBER OF OUR POTENTIAL CUSTOMERS.

     The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, we believe that the number of potential customers for our products will be limited. For example, the U.S. wireless operations of three of our customers--AirTouch, Bell Atlantic and GTE-- were consolidated earlier this year into one entity called Verizon. More recently, SBC Communications and BellSouth combined to form Cingular. If the wireless communication industry does not adopt our products and we fail to capture a significant percentage of the commercial wireless market customers, our business will be harmed.

THE SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS ARE LONG, AND WE MAY INCUR SUBSTANTIAL, NON-RECOVERABLE EXPENSES OR DEVOTE SIGNIFICANT RESOURCES TO SALES THAT MAY NOT OCCUR WHEN ANTICIPATED, OR AT ALL.

     A customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. After a customer decides to purchase our products, the timing of their deployment and implementation depends on a variety of factors specific to each customer. Further, prospective customers may delay purchasing our products in order to evaluate new technologies and develop and implement new wireless systems. Throughout the sales cycle, we spend considerable resources educating and providing information to prospective customers regarding the use and benefits of our products. Our sales cycle for new customers is lengthy, typically from 6 to 18 months. Because of our limited experience in the commercial products marketplace, we cannot predict these sales and implementation cycles.

     Furthermore, because the purchasing process of many wireless network operators is decentralized, substantial efforts are required to sell our products throughout our customers' organizations. Entering into a corporate-wide purchase agreement with a wireless network operator, therefore, does not mean that we will make sales to the wireless network operator's various divisions. This may delay widespread deployment of our products and harm our business.

ANY DELAY IN SHIPMENTS TO CUSTOMERS COULD ADVERSELY AFFECT OUR OPERATING
RESULTS.

     Our customers are typically large organizations that make equipment purchases on their own schedules. We have no influence on their internal budgetary decisions. Any delay in product shipment could cause revenues and operating results in a particular period to fall below our expectations as well as below the expectations of public market analysts or investors. If this occurs, the trading price of our common stock will likely decline.

     Delays in shipment of our SuperFilter products can happen for a variety of reasons, including:

     o    unanticipated shipment rescheduling;
     o    cancellation or deferral by a customer;
     o    competitive or economic factors;
     o    lack of qualified manufacturing personnel;
     o    unexpected manufacturing or other difficulties; or
     o unavailability or delays in deliveries of materials, components, subassemblies or services by suppliers.

WE DEPEND ON THE CAPITAL SPENDING PATTERNS OF WIRELESS NETWORK OPERATORS, AND IF CAPITAL SPENDING IS DECREASED OR DELAYED, OUR BUSINESS WILL BE HARMED.

     Because we rely on wireless network operators to purchase our products, any substantial decrease or delay in capital spending patterns in the wireless communication industry will harm our business. The demand for our products depends to a significant degree upon the magnitude and timing of capital spending by these operators for constructing, rebuilding or upgrading their systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the third calendar quarter, based on annual budget cycles.

COMPETITION IN OUR MARKET MAY LEAD TO REDUCED REVENUES AND OUR MARKET SHARE MAY DECREASE.

     We expect the market for wireless filter products to become increasingly competitive. This market is part of the broader market for wireless infrastructure equipment which is dominated by a number of large companies including Lucent, Motorola, Ericsson, Nortel, Nokia, Siemens, Alcatel and others. Our current and potential competitors include conventional radio frequency filter manufacturers and both established and emerging companies developing competing technologies. We compete primarily with Conductus, Inc. and Illinois Superconductor Corporation with respect to our SuperFilter products.

     We also compete with alternative means of enhancing a base station's range and selectivity such as tower mount and ground mount amplifiers and "smart" antennas. Tower mount and ground mount amplifiers pass the signal received by the antenna through a broad low level filter, which then amplifies the signal. These units are produced by a number of companies, which include most of the manufacturers of base stations such as Motorola, Lucent, Nortel and Nokia. Filter manufacturers including Allen Telecom and Celwave also produce these units. The "smart" antennas allow the antennas to focus more resources on the signal they are trying to receive to enhance the ability to receive the signal. Among the companies that produce these systems are Metawave and Arraycom.

     We believe that there are other firms currently engaged in potentially competitive research on superconducting materials and alternative technologies, some of which have substantially greater resources than us. These firms could develop and introduce products comparable or superior to our SuperFilter products which could have a material adverse effect on our unit sales or gross margins.

     In addition, we currently license technology to a large company that may decide to manufacture or design its own filter products instead of purchasing or licensing our technology. We expect increased competition both from existing competitors and a number of companies that may enter the wireless communications market. We believe that base station manufacturers represent the most significant competitive threat to us. Our ability to compete in the future will depend in part on a number of competitive factors outside our control, including the development by others of products that are competitive with our systems and the price at which others offer comparable products. To be competitive, we will need to continue to invest substantial resources in engineering, research and development and sales and marketing. We may not have sufficient resources to make these investments and we may not be able to make the technological advances necessary to remain competitive. Accordingly, there can be no assurance that we will be able to compete successfully in the future.

WE CURRENTLY HAVE NEGATIVE GROSS MARGINS ON OUR SUPERFILTER PRODUCTS AND MUST INCREASE UNIT SALES TO COVER FIXED MANUFACTURING COSTS.

     We currently have negative gross margins on our SuperFilter products at current sales levels due to fixed manufacturing costs. In order to achieve positive gross margins, we must increase units sales to a level sufficient to cover the fixed manufacturing costs. We do not presently expect to reach this level until sometime in 2001.

WE EXPECT THAT THE AVERAGE SELLING PRICES OF OUR PRODUCTS WILL DECREASE, REQUIRING US TO REDUCE OUR COSTS AND INTRODUCE NEW SYSTEMS IN ORDER TO ACHIEVE AND MAINTAIN PROFITABILITY.

     We anticipate that average selling prices for our products will decrease in the future in response to competitive pricing pressures and new product introductions by us and our existing and future competitors. In order to maintain acceptable gross margins, we will have to reduce the manufacturing costs of our products through engineering improvements and economies of scale in production and purchasing. We may not be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. If we fail to achieve this objective, our business may be harmed.

WE MANUFACTURE ALL OF OUR SUPERFILTER PRODUCTS AT OUR FACILITIES, AND IF WE ARE UNABLE TO INCREASE OUR MANUFACTURING CAPACITY AND MANUFACTURE PRODUCTS OF SUFFICIENT QUALITY, WE WILL BE UNABLE TO MEET ANTICIPATED DEMAND, WHICH WILL LIMIT OUR ABILITY TO GROW.

     We currently manufacture all of our SuperFilter products at our facilities in Santa Barbara, California. If the demand for our products grows, we will need to increase our internal manufacturing capacity and our materials purchase, internal testing and quality assurance functions. Any disruptions in product flow, or the inability to produce key components at a sufficient quality level, could limit our revenue, adversely affect our customer relationships, competitive position and reputation and result in additional costs or cancellation of orders under agreements with our customers. We intend to expand our manufacturing capacity and in certain instances, subcontract assembly processes. We may not be successful in identifying subcontractors with adequate experience or be able to control the quality of systems by these subcontractors or retain experienced subcontractors on acceptable terms, if at all.

     Due to our lack of experience with large scale operations, we cannot assure you that we will be able to develop internally, or contract with third parties for, additional manufacturing capacity on acceptable terms. Our success depends on our ability to significantly increase our production capacity. If our facilities or the facilities of our suppliers are incapable of operating, even temporarily, or are unable to operate at or near full capacity for any extended period, our business could be harmed. The addition of any facility will likely increase the complexity of our operations and the risk of inefficient management of our manufacturing operations. Our manufacturing facilities are vulnerable to damage or interruption from earthquakes and other natural disasters, power loss, sabotage, intentional acts of vandalism and similar events. We do not have earthquake insurance or a formal disaster recovery plan. We also may not carry sufficient business interruption insurance to compensate us for losses that could occur during covered disasters. The occurrence of any of these events could harm our business.

OUR RELIANCE ON A LIMITED NUMBER OF SUPPLIERS AND THE LONG LEAD TIME OF COMPONENTS FOR OUR SUPERFILTER PRODUCTS COULD IMPAIR OUR ABILITY TO MANUFACTURE AND DELIVER OUR SYSTEMS ON A TIMELY BASIS.

     We currently purchase substrates for growth of high-temperature superconductor thin-films from one supplier because of the quality of its substrates. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, including the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the cancellation of orders, which could harm our business.

     In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our SuperFilter products, we may be unable to obtain these components in sufficient quantities to meet our customers' requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

OUR CUSTOMERS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION THAT COULD CAUSE SIGNIFICANT DELAYS IN ORDERS OF OUR PRODUCTS.

     Our customers are primarily wireless telecommunications companies whose operations are subject to extensive government regulations. We could experience delays in orders for our products to the extent that our customers are delayed in deploying their wireless systems as a result of existing or new standards or regulations. These delays could harm our business.

IF WE ARE UNABLE TO FORECAST OUR INVENTORY NEEDS ACCURATELY, WE MAY BE UNABLE TO OBTAIN EFFICIENT MANUFACTURING CAPACITY OR MAY INCUR UNNECESSARY COSTS AND OBTAIN EXCESS INVENTORY.

     We use a rolling forecast based on anticipated product orders to determine our manufacturing requirements. If we overestimate our requirements, our suppliers may have excess inventory, which would increase our costs. If we underestimate our requirements, our suppliers may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity from suppliers to meet our customers' delivery requirements, which would harm our business.

IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR EXPECTED GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY OFFER OUR PRODUCTS AND IMPLEMENT OUR BUSINESS PLAN.

     Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have grown our operations and headcount significantly in recent periods and plan to continue to increase the scope of our operations and headcount substantially. We added a total of 53 employees during the first nine months of this year bringing us to a total of 171 employees at September 30, 2000. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

WE RELY ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE EXTREMELY DIFFICULT TO REPLACE.

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, both individually and as a group, whose knowledge of our business and technical expertise would be extremely difficult to replace. None of our officers or key employees is bound by an employment agreement for any specific term. Nor do we have "key person" life insurance policies covering any of our employees. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, these individuals would be very difficult to replace and our business may be harmed.

WE MAY NOT BE ABLE TO HIRE AND RETAIN A SIGNIFICANT NUMBER OF QUALIFIED ENGINEERS AND SALES AND MARKETING PERSONNEL TO SUSTAIN OUR GROWTH.

     We intend to hire a significant number of engineering, manufacturing and sales personnel in the future, and we believe our success depends, in large part, upon our ability to attract and retain these key employees. Competition for these individuals is intense. In particular, we have experienced difficulty in hiring qualified engineers, sales personnel and marketing personnel, and we may not be successful in attracting and retaining these individuals. The inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of and negatively impact our ability to sell our products, which would harm our business.

BECAUSE COMPETITION FOR OUR TARGET EMPLOYEES IS INTENSE, WE MAY BE SUBJECT TO CLAIMS OF UNFAIR HIRING PRACTICES, TRADE SECRETS MISAPPROPRIATION OR OTHER RELATED INTELLECTUAL PROPERTY CLAIMS.

     Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related intellectual property claims. We cannot assure you that we will not receive such claims in the future as we seek to hire qualified personnel or that such claims will not result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY HARM OUR COMPETITIVENESS.

     Our ability to compete and to continue to provide technological innovation depends substantially upon internally developed technology. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights in such technology. To date, we have 27 issued patents in the United States, and 8 patent applications pending in the United States. Patents may not be issued from these or future applications. Even if they are issued, our patents may not survive a legal challenge to their validity.

     We also enter into confidentiality agreements with our employees, consultants, suppliers and licensees and control access to and distribution of our documentation and other proprietary information. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH MAY RESULT IN LAWSUITS AND PROHIBIT US FROM SELLING OUR PRODUCTS.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We believe there is a risk that third parties have filed, or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. Although we have never been involved in any intellectual property litigation, we have received notices in the past from third parties asserting that we have infringed their intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of claimed infringement of others' intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our patent or other intellectual property rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

     o stop selling, incorporating or using our products that use the challenged intellectual property;
     o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
     o    redesign the products that use the relevant technology.

     If we are forced to take any of these actions, our business may be harmed. Additionally, we currently do not have liability insurance to protect against the risk that technology we have licensed from third parties for use in our business infringes the intellectual property of others.

WE DEPEND ON SPECIFIC PATENTS AND LICENSES TO TECHNOLOGIES, AND WE MAY NEED ADDITIONAL TECHNOLOGIES IN THE FUTURE THAT WE MAY NOT BE ABLE TO ACCESS.

     We have an exclusive, worldwide license, in all fields of use, to formulations covered by patents held by the University of Arkansas covering thallium barium calcium cooper oxide, the material upon which we primarily rely for our high temperature superconductor products and product development. These patents may be subject to challenge. Under the terms of our exclusive license, we agreed to assume litigation expenses for infringement actions, subject to a right of setoff against future royalty obligations. If we are required to incur significant expenses under this agreement our business may be harmed. In addition, we granted DuPont a non-exclusive worldwide sublicense under our license with the University of Arkansas to develop and market thallium barium calcium cooper oxide materials and superconducting technologies. The use of these sublicenses, whether proper or improper, may harm our business. In addition, other parties may have developed similar materials utilizing thallium barium calcium cooper oxide formulations and may design around the patented aspects of this material, resulting in harm to our business. We also have a non-exclusive license to several patents from SunPower, Inc. relating to our cooling technology.

WE HAVE FOCUSED ON ONE MATERIAL FOR OUR PRODUCT DEVELOPMENT EFFORTS, WHICH MAY NOT PROVE COMPETITIVE AGAINST OTHER MATERIALS.

     To date, we have principally focused our development efforts on thallium barium calcium cooper oxide. Although thallium barium calcium cooper oxide has one of the highest critical temperatures of any high-temperature superconductor material verified by the scientific community to date, other materials are currently known to have advantages over thallium barium calcium cooper oxide for some applications. Thallium barium calcium cooper oxide may not ultimately prove commercially competitive against yttrium barium cooper oxide or against other currently known materials. Furthermore, other materials may be discovered with higher critical temperatures or other superior qualities, and we may not be able to obtain the rights to those superior materials.

WE ANTICIPATE THAT SALES TO CUSTOMERS BASED OUTSIDE THE UNITED STATES WILL ACCOUNT FOR A SIGNIFICANT PORTION OF OUR NET REVENUES IN FUTURE PERIODS, WHICH EXPOSES US TO RISKS INHERENT IN INTERNATIONAL OPERATIONS.

     During 1999, we began to market our products internationally. While international sales have not represented a significant percentage of gross commercial product revenues to date, we believe that international sales represent a significant opportunity for future growth. International operations are subject to inherent risks, including:

     o greater difficulty in accounts receivable collection and longer collection periods;
     o    difficulties and costs of staffing and managing foreign operations;
     o    the impact of recessions in economies outside the United States;
     o    unexpected changes in regulatory requirements;
     o    certification requirements;
     o    reduced protection for intellectual property rights in some countries;
     o    potentially adverse tax consequences;
     o    political and economic instability; and
     o    foreign currency fluctuations.

     Our international revenue is currently denominated in U.S. dollars. As a result, fluctuations in the value of the U.S. dollar and foreign currencies may make our products more expensive to international customers, which could harm our potential growth. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations but may consider such activities if our international revenues increase significantly.

NECESSARY LICENSES OF THIRD PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US, OR MAY BE VERY EXPENSIVE.

     We depend upon licensed technology to manufacture our SuperFilter products. Specifically, we currently depend upon licenses obtained from Sun Power and the University of Arkansas. From time to time, we may be required to license further technology from third parties to develop new products or product enhancements. We cannot assure you that the technology we license from SunPower and the University of Arkansas will continue to be available to us. Further, we cannot assure you that third party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our business financial condition and results of operations.

IF WE ACQUIRE ANY COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     We may acquire or make investments in complementary companies, services and technologies in the future. We have not made any acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven.

     Acquisitions and investments involve numerous risks, including:

     o difficulties in integrating operations, technologies, services and personnel;
     o diversion of financial and management resources from existing operations;
     o    risk of entering new markets;

     o    potential loss of key employees; and
     o inability to generate sufficient revenues to offset acquisition or investment costs.

     In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

RISKS RELATED TO RESEARCH AND DEVELOPMENT CONTRACTING BUSINESS

WE ARE DEPENDENT ON GOVERNMENT CONTRACTS FOR A LARGE PERCENTAGE OF OUR REVENUE AND A SHIFT IN THE BUDGETARY PRIORITIES OF THE U. S. GOVERNMENT COULD ADVERSELY AFFECT OUR REVENUES.

     Until recently, we have derived most of our revenues from contracts funded by agencies of the U.S. Government, in particular the Department of Defense. Contracts or subcontracts funded by the Department of Defense accounted for approximately 97%, 76% and 71% of our revenue during the years ended December 31, 1997, 1998 and 1999, respectively, and 58% for the six months ended July 1, 2000. If the U.S. government decreased its spending on research and development projects such as ours, our business could suffer. Additionally, while many of our government contracts extend over several years, such contracts are typically funded for no more than one year at a time. If the government modifies or terminates our government contracts, our business may be harmed.

WE FACE INTENSE COMPETITION IN OBTAINING GOVERNMENT CONTRACTS.

     The market for research and development projects is competitive and is characterized by rapid technological change, developments and advancements. Many of our competitors have substantially greater resources and name recognition than we do. We cannot assure you that our competitors will not develop new technologies or introduce new solutions that will offer superior pricing or performance features or that new solutions or technologies will not impair the competitiveness of our solutions.

WE ARE SUBJECT TO GOVERNMENT AUDITS OF OUR CONTRACT COSTS AND ANY ADJUSTMENTS TO THESE COSTS COULD RESULT IN DECREASED REVENUES AND NET INCOME.

     All costs for services under our government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. We record contract revenues in amounts which we expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on our business, operating results and financial condition. We cannot assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of our activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm our business.

OUR GOVERNMENT CONTRACTS ARE SUBJECT TO COMPLEX APPROVAL PROCESSES WHICH COULD RESULT IN A LONGER SALES CYCLE AND A DELAY IN REVENUE RECOGNITION CAUSING OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

     The majority of our existing customers are government agencies which often have complex and time-consuming approval processes. The period between initial discussions concerning a particular project and the customer's purchase commitment typically ranges from six to twelve months. These delays could harm our business and, in particular, could cause fluctuations in our operating results on a quarterly basis.

RISKS RELATED TO OUR STOCK

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

     As of July 1, 2000, we had cash and cash equivalents of $4.5 million. As discussed in the next paragraph, we subsequently received a $37.5 million private equity investment from the selling stockholder named in this prospectus. We now expect our existing cash resources, together with our line of credit and anticipated cash flow from operations, to be sufficient to meet our working capital and capital expenditure needs beyond the next year. However, we may ultimately need additional debt or equity financing to fully implement our business plan and achieve profitability. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we cannot raise any needed funds on acceptable terms, it will harm our business. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock.

COMMON STOCKHOLDERS MAY SUFFER DILUTION DUE TO THE FLOATING CONVERSION PRICE OF THE SERIES E PREFERRED STOCK AND THE ANTIDILUTION PROVISIONS OF THE WARRANTS ISSUED TO THE ORIGINAL PURCHASERS OF THE PREFERRED STOCK.

     We issued 37,500 shares of our Series E Preferred Stock to the selling stockholder named in this prospectus. The preferred stock has a stated value of $1,000 per share and is convertible into common stock at an initial conversion price of $17.95 per common share until June 29, 2001. After that date, the preferred stock is convertible at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to a floor. Any remaining unconverted preferred stock automatically converts into common stock on September 29, 2002. Based on the current conversion price of $17.95 per common share, the preferred stock is presently convertible into 2,089,136 shares of common stock. This number of shares could significantly increase in the event of a decrease in the trading price of the common stock, but the maximum issuable upon optional and automatic conversions of the preferred stock is 3,544,656 shares of common stock. The existing holders of common stock could therefore experience further dilution depending on the market price of our common stock with respect to conversions of the Series E Preferred Stock after June 29, 2001.

     The Company also issued five-year warrants to purchase 1,044,568 shares of common stock to the original purchaser of the Series E Preferred Stock. These warrants have an exercise price of $21.54 per share of common stock, but the warrants contain "weighted average" antidilution provisions which adjust the warrant exercise price and the number of shares in the event the Company sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. The antidilution adjustments for below-market transactions cannot reduce the exercise price below a minimum of $18.91 per share. The existing holders of common stock could therefore experience further dilution in the event the Company sells equity securities at a discount to then prevailing market prices.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US AND COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     Provisions of our Restated Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of a substantial number of our common shares in the public market could cause the market price of our common stock to decline. This prospectus covers up to 5,121,508 shares of common stock potentially issuable upon conversion of the Series E Preferred Stock and exercise of the related warrants issued in connection with the Series E Preferred Stock. As of September 30, 2000, we had outstanding options to purchase 1,848,363 shares of common stock outstanding under our employee stock option plans and warrants to purchase up to another 2,168,093 shares.

The shares issuable upon option exercises are freely tradable. The shares issuable upon warrant exercises are restricted, but the warrant holders have certain registration rights.

OUR STOCK PRICE IS EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE PAID.

     The trading price of our common stock has fluctuated significantly in recent periods, and it is likely that it will continue to be volatile. It is possible that the price of the common stock will decline below the price paid by you, and that you would lose all or part of your investment. Equity markets, particularly for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of our common stock to decline.

OUR NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED IF THERE IS A "CHANGE OF OWNERSHIP" UNDER SECTION 382 OF THE INTERNAL REVENUE CODE.

     We had federal net operating loss carryforwards of approximately $37 million at December 31, 1999. Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the "applicable federal rate," as defined in the Internal Revenue Code) and the value of the corporation at the time of a "change of ownership" as defined by Section 382. We are currently evaluating the circumstances under which the exercise of our outstanding warrants and options, combined with our private stock sales over the last few years, may trigger a "change in ownership" under Section 382. If this were to occur, it could significantly diminish the value of our net operating loss carryforwards by limiting the rate at which we would be permitted to offset them against any future taxable income.

WE ARE AT A RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business.

YOU MAY INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE PER SHARE OF COMMON STOCK BECAUSE THE MARKET PRICE OF OUR STOCK IS SUBSTANTIALLY HIGHER THAN ITS BOOK VALUE.

     Our common stock had a book value of $0.79 per share as of July 1, 2000. The closing sale price of our common stock on the Nasdaq National Market was $11.5625 per share on October 20, 2000. In light of the current discrepancy between the book and market value of our common stock, you may incur immediate and substantial dilution in the book value per share from the price you pay for the common stock.

CHANGES TO FINANCIAL ACCOUNTING STANDARDS MAY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     We prepare our financial statements to conform to generally accepted accounting principles, or GAAP. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to purchase and pooling-of-interests accounting for business combinations, employee stock option grants and revenue recognition have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or on the way we conduct our business. In addition, our preparation of financial statement in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could harm our business.

THE RELIABILITY OF MARKET DATA INCLUDED IN OUR PUBLIC FILINGS IS UNCERTAIN.

     Since we are relatively new to the commercial market and operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications in some of the documents filed with the Securities Exchange Commission and incorporated by reference into this prospectus. The reliability of this data cannot be assured. The market data and information incorporated by reference into this prospectus was obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used incorporated into this prospectus is and will be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

                                 USE OF PROCEEDS

     We will not directly receive any proceeds from the sale of shares under this prospectus. We may indirectly receive proceeds of up to approximately $22.5 million to the extent that the selling stockholder exercises warrants to acquire shares of common stock for resale under this prospectus. The actual amount of any proceeds will equal the number of shares purchased multiplied by the exercise price of the warrants exercised. We will use any proceeds from the exercise of warrants for general corporate purposes.

                               SELLING STOCKHOLDER

SELLING STOCKHOLDER TABLE

     The selling stockholder acquired shares of our Series E Preferred Stock and related warrants from us in a private placement on September 29, 2000. This prospectus covers the resale by the selling stockholder of the shares of our common stock which are issuable upon conversion of the preferred stock and upon exercise of the warrants. This prospectus does not cover the initial issuance of the shares of preferred stock or warrants to the selling stockholder nor the resale of those securities to any third party.

     The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of October 12, 2000.


------------------------------------------------------------------------------------
                                       NUMBER OF SHARES OF       NUMBER OF SHARES OF
                                          COMMON STOCK              COMMON STOCK
 SELLING STOCKHOLDER                   BENEFICIALLY OWNED        REGISTERED FOR SALE
------------------------------------------------------------------------------------
RGC International Investors LDC          3,133,704(1)(3)            5,121,508(2)(3)
------------------------------------------------------------------------------------

-------------------

(1) This number consists of 2,089,136 shares of common stock presently issuable upon conversion of the preferred stock held by the selling stockholder and 1,044,568 shares of common stock presently issuable upon exercise of the warrants held by the selling stockholder.
(2) This number consists of 3,554,656 shares of common stock relating to the preferred stock and 1,566,852 shares of common stock relating to the warrants. We are contractually required to register this number of shares under our agreement with the selling stockholder, and it constitutes more shares of common stock than are currently issuable to the selling stockholder upon conversion of the preferred stock and exercise of the warrants. This is due to two factors. First, the conversion price of the preferred stock varies with the market price of our common stock after June 29, 2001, potentially increasing the number of shares issuable upon conversion of the preferred stock if our stock price declines below $17.95 per share. However, this feature of the preferred stock is subject to a floor, and the maximum number of shares issuable upon optional and mandatory conversion of the preferred stock is 3,554,656 shares of common stock. Second, the warrants contain "weighted average" antidilution provisions which adjust the warrant exercise price and the number of shares issuable upon exercise of the warrant in the event that we sell equity securities at a discount to then prevailing market prices. In contemplation of this possibility, our registration rights agreement with the selling stockholder requires that we register 150% of the aggregate number of shares currently issuable upon exercise of the warrants to cover additional shares resulting from potential future antidilution adjustments. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series E Convertible Preferred Stock and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
(3) Under the terms of the Series E Preferred Stock and the related warrants, the shares of Series E Preferred Stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Series E Preferred Stock or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with
     Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International Investors exceeds the number of shares of common stock that RGC International Investors could own beneficially at any given time through their ownership of the Series E Preferred Stock and the warrants. In that regard, the beneficial ownership of the common stock by RGC International Investors set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

CERTAIN INFORMATION ABOUT THE SELLING STOCKHOLDER

     The actual number of shares of common stock issuable upon conversion of the Series E Preferred Stock is subject to adjustment up to specified maximums and could be materially less than the maximum number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series E Preferred Stock and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

     As of October 24, 2000, the Series E Preferred Stock was convertible into 2,089,136 shares of common stock at a conversion price of $17.95 per share. After June 29, 2001, the conversion price of the preferred stock varies with the market price of our common stock, potentially increasing the number of shares issuable upon conversion of the preferred stock if our stock price declines below $17.95 per share. However, this feature of the preferred stock is subject to a floor, and the maximum the number of shares issuable upon optional and mandatory conversion of the preferred stock is 3,554,656 shares of common stock.

     The related warrants are exercisable for 1,044,568 shares of common stock at an exercise price of $21.54 per share. The warrants contain "weighted average" antidilution provisions which adjust the warrant exercise price and the number of shares issuable upon exercise of the warrant in the event that we sell equity securities at a discount to then prevailing market prices. The warrants contain a limit on the exercise price adjustment for below-market stock issuances to a minimum exercise price of $18.91 per share.

                              PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholder or its respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

     o on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;
     o    in privately-negotiated transactions;
     o    through the writing of options on the shares;
     o    short sales; or
     o    any combination thereof.

     The sale price to the public may be:

     o    the market price prevailing at the time of sale;
     o    a price related to such prevailing market price;
     o    at negotiated prices; or
     o such other price as the selling stockholder determines from time to time.

     The shares may also be sold pursuant to Rule 144. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

     The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

     The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares covered by this prospectus.

     We have agreed to indemnify the selling stockholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     We are paying the cost of registering the shares of common stock to which this prospectus relates as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

     We have agreed to use best efforts to keep the Registration Statement (of which this prospectus forms a part) effective until the selling stockholder has sold all of its shares or until the shares may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof) under the Securities Act.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future performance and include, but are not limited to, statements concerning:

     o    our business strategy;
     o the timing of and plans for the introduction of new products and enhancements;
     o    plans for hiring additional personnel and expanding our facilities;
          and
     o    the adequacy of our funding.

     Other statements about our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts may also be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and other comparable terminology. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors," elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. We assume no obligation to update any forward-looking statements.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the common stock offered by this prospectus will be passed upon for us by Guth|Christopher LLP, Los Angeles, California.

                                     EXPERTS

     The financial statements incorporated in this Registration Statement on Form S-3, of which this prospectus forms a part, by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of our materials on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, as well as at the SEC's regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Our filings are available to the public over the Internet at the SEC's website at http:\\www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supercede this information. The following documents have been previously filed by us with the SEC pursuant to the Exchange Act and are hereby incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part:

     o our Annual Report on Form 10-K for the year ended December 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2000 Annual Meeting);
     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;
     o our Current Reports on Form 8-K, filed on March 29, 2000 and October 4, 2000; and
     o the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 4, 1993.

     All other reports and documents filed by us after the date of this prospectus under Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the common stock covered by this prospectus are also incorporated by reference in this prospectus and are considered to be part of this prospectus from the date those documents are filed. If you make a request for this information in writing or by telephone, we will provide you without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus forms a part. Requests for this information should be submitted in writing to our Secretary, at our principal executive offices at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111-2310 or by telephone at
(805) 683-7646.

     This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

     You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the fees and expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission. All amounts are estimates except the SEC registration fee.



SEC registration fee ...........................................        $ 16,563
Nasdaq additional listing application fee ......................          17,500
Printing and engraving expenses ................................          10,000
Legal fees and expenses ........................................          50,000
Accounting fees and expenses ...................................          30,000
Transfer Agent Fees ............................................           1,000
Miscellaneous fees .............................................           5,000
                                                                        --------
     Total .....................................................        $130,063
                                                                        ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Law General Corporation (the "Delaware Law") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     The Company may from time to time be subject to Section 2115 of the California Corporations Code (the "California Code"), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and
(iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

     Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. The limitation of liability contained in the Company's Certificate of Incorporation and the indemnification provision included in the Company's bylaws are consistent with Delaware Law Sections 102(b)(7) and 145 and California Code Section 317. The Company has purchased directors and officers liability insurance.

     Section 145 of the Delaware Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Certificate of Incorporation and the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Company has entered into indemnification agreements with its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     See Index to Exhibits at page II-6.

ITEM 17.  UNDERTAKINGS

(a)  Rule 415 Offering. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the

     Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonably grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 24th day of October 2000.


                                      SUPERCONDUCTOR TECHNOLOGIES INC.



                                      By: /s/ M. Peter Thomas
                                          -------------------------------------
                                          M. Peter Thomas
                                          President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Peter Thomas and Martin S. McDermut as attorneys-in-fact, with power of substitution, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                                          TITLE                                  DATE
---------------------------                 --------------------------------------    --------------------------

                                             President, Chief Executive Officer and
     /s/ M. Peter Thomas                     Director (Principal Executive Officer)         October 24, 2000
--------------------------------------
         M. Peter Thomas


                                                Chairman of the Board, Director
     /s/ Glenn E. Penisten                                                                  October 24, 2000
--------------------------------------
         Glenn E. Penisten


                                                Chief Financial Officer and Vice
     /s/ Martin S. McDermut                   President Finance and Administration          October 24, 2000
--------------------------------------          (Principal Accounting Officer)
         Martin S. McDermut


                                                            Director
     /s/ H. Vaughan Blaxter III                                                             October 24, 2000
--------------------------------------
         H. Vaughan Blaxter III



     /s/ Robert P. Caren                                    Director                        October 24, 2000
--------------------------------------
         Robert P. Caren


                                                Senior Vice President, Business
     /s/ E. Ray Cotten                        Development, Chief Marketing Officer          October 24, 2000
--------------------------------------                    and Director
         E. Ray Cotten



     /s/ Dennis J. Horowitz                                 Director                        October 24, 2000
--------------------------------------------
         Dennis J. Horowitz



     /s/ John D. Lockton                                    Director                        October 24, 2000
--------------------------------------
         John D. Lockton



     /s/ Joseph C. Manzinger                                Director                        October 24, 2000
--------------------------------------
         Joseph C. Manzinger



     /s/ J. Robert Schrieffer                               Director                        October 24, 2000
--------------------------------------
         J. Robert Schrieffer

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER       DESCRIPTION
------       -----------

 3.1        Restated Certificate of Incorporation

 3.2 Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock filed by the Company on September 29, 2000 with Secretary of State of the State of Delaware(1)

 3.3        Bylaws, as amended

 4.1        Specimen of Common Stock Certificate(2)

 4.2 Securities Purchase Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC. (Exhibits and Schedules Omitted)(1)

 4.3 Initial Stock Purchase Warrant dated as of September 29, 2000 between the Company and RGC International Investors, LDC(1)

 4.4 Incentive Stock Purchase Warrant dated as of September 29, 2000 by and between the Company and RGC International Investors, LDC(1)

 4.5 Registration Rights Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC(1)

 5.1        Legal Opinion of Guth/Christopher LLP

23.1 Consent of Guth/Christopher LLP (included in legal opinion filed as Exhibit 5.1)

23.2        Consent of PricewaterhouseCoopers LLP

---------------

(1) Incorporated by reference from the Company's Current Report on Form 8-K filed October 4, 2000.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1 (Reg. No. 33-56714).